EXHIBIT 11.1


                                GC COMPANIES, INC.


Computation of weighted average number of shares outstanding used in determining primary and fully diluted earnings per share:

(In thousands)                                           For the three months
                                                            ended January 31,
                                                            1997         1996

PRIMARY

1.   Weighted average number of common
        shares outstanding                                 7,793        7,815

2.   Assumed exercise of certain stock
        options based on average
        market value                                          32           35

3.   Weighted average number of shares
        used in primary per share
        computations                                       7,825        7,850


FULLY DILUTED (A)

1.   Weighted average number of common
        shares outstanding                                 7,793        7,815

2.   Assumed exercise of all dilutive
        options based on higher of
        average or closing market value                       36           36

3.   Weighted average number of shares
        used in fully diluted per share
        computations                                       7,829        7,851


(A) This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by Footnote 2 to Paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.
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